UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 5, 2008

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

    On December 8, 2008, El Dorado Chemical Company ("EDC"), a wholly-owned subsidiary of LSB Industries, Inc. (the "Company"), received the executed Anhydrous Ammonia Sales Agreement, to be effective January 1, 2009 (the "Agreement"), with Koch Nitrogen International Sarl ("Koch").  The Agreement describes the terms and conditions under which Koch will supply to EDC 100% of the anhydrous ammonia required by EDC for processing at EDC's El Dorado, Arkansas chemical processing facility, subject to certain exceptions.  Anhydrous ammonia is the primary raw material for the chemical products manufactured and sold by EDC. The Agreement follows a previous sales agreement, dated March 9, 2005, as amended, between EDC, Koch, and Koch Nitrogen Company, which will terminate pursuant to its terms on December 31, 2008.

Section 8 – Other Events

Item 8.01.  Other Events

    On December 5, 2008, the Company purchased a total of $2,500,000 aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”) for $1,631,250, plus accrued interest. This purchase was funded from the Company’s working capital.

    The Debentures are convertible by the holders, in whole or in part, into shares of the Company’s common stock prior to their maturity at a conversion rate of 36.4 shares of our common stock per $1,000 principal amount of debentures (representing a conversion price of $27.47 per share of common stock), subject to adjustment under certain conditions. The closing price of the Company’s common stock on December 4, 2008 was $7.04 per share.

    As a result of the December 5th purchase and the previously disclosed purchases of Debentures by the Company, the Company has purchased $19.5 million aggregate principal amount of Debentures.  Gain on these purchases will be recognized in 2008.  The aggregate purchase price paid for these purchases was approximately $13.2 million, plus accrued interest.  As of the date of this report, $40.5 million aggregate principal amount of the Debentures remain outstanding.  All of these purchases of Debentures were unsolicited by the Company and were privately negotiated.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2008

                    LSB INDUSTRIES, INC.

                    By: /s/Tony M. Shelby
                    Name: Tony M. Shelby
                    Title: Executive Vice President of Finance,
                    Chief Financial Officer